UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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BLACKROCK INNOVATION AND GROWTH TERM TRUST

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Your vote matters BlackRock Innovation and Growth Term Trust (NYSE: BIGZ) Dear Shareholder, We are reaching out to notify you of an important announcement that benefits you as a shareholder. • On May 20, 2024, BlackRock Innovation and Growth Term Trust (NYSE: BIGZ) announced a distribution rate increase to 12% of net asset value, payable monthly (+100% relative to the prior distribution rate). “We have taken this step to support shareholders of these Funds, consistent with our goal of delivering long-term value. We are focused on enhancing returns for our closed-end fund shareholders and helping them plan for their financial futures,” said R. Glenn Hubbard, Chair of the Board of BlackRock Closed-End Funds. Defend YOUR Fund, Save YOUR Income At BIGZ’s upcoming annual meeting on June 25, activist hedge fund Saba Capital Management (“Saba”) is putting your dependable, income-paying investment in jeopardy by attempting to install its own hand-picked Board nominees and fire BlackRock, the largest closed-end fund manager, as manager of the Fund. If Saba prevails, your Fund—and the consistent monthly income you rely on—will be at risk. BlackRock is fighting for YOU. Vote today on the enclosed WHITE proxy card: • “FOR” the BlackRock Board nominees • “AGAINST” Saba’s proposal to terminate the Fund’s investment management agreement with BlackRock Visit www.blackrock.com/defend to learn more © 2024 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc. or its affiliates. All other trademarks are those of their respective owners.